EXHIBIT 99.1

Rhino Resource Partners LP Announces Suspension of Second Quarter Distribution and Timing of Earnings Release Date

Rhino Resource Partners LP (NYSE: RNO) ("Rhino" or the "Partnership") today announced that it has suspended the cash distribution for its common units.  No distribution will be paid for common or subordinated units for the quarter ended June 30, 2015.

Joe Funk, President and Chief Executive Officer of Rhino's general partner, stated, "The suspension of the distribution is a decision made by the Board of Directors to conserve the liquidity and cash flow of the Partnership.  We are taking every step possible to secure the long term value of Rhino.  The Board of Directors will evaluate the possible reinstatement of the common unit distribution in future periods if coal market conditions improve."

Rhino today also announced that it plans to release its 2015 second quarter financial results on Thursday, July 30, 2015, before the market opens.  The Partnership will not host a conference call this quarter and any inquiries can be made to the Partnership's investor relations department.

This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Rhino's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  Accordingly, Rhino's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a diversified energy limited partnership that is focused on coal and energy related assets and activities, including energy infrastructure investments.  Rhino produces metallurgical and steam coal in a variety of basins throughout the United States and it leases coal through its Elk Horn subsidiary.

About Wexford Capital LP

Rhino's general partner, Rhino GP LLC, is an affiliate of Wexford Capital LP ("Wexford").  Wexford is an SEC registered investment advisor with approximately $3.5 billion of assets under management.  Wexford has particular expertise in the energy/natural resources sector with actively managed investments in coal, oil and gas exploration and production, energy services and related sectors.  Through Wexford's extensive portfolio of energy, resource and related investments, it sees a broad flow of potential new investment opportunities, many of which could be suitable for Rhino.  Although Wexford has no obligation to provide such investment opportunities to Rhino, it has made available several of these investments to Rhino and  expects to be in a position to continue to selectively source and underwrite for Rhino new coal, energy and related investment opportunities.

Additional information regarding Rhino and Wexford is available on their respective web sites - RhinoLP.com and Wexford.com.

# # #

CONTACT: Scott Morris
         +1 859.519.3622
         smorris@rhinolp.com